    News Release (NYSE:RPT)

RPT REALTY REPORTS FIRST QUARTER 2020 RESULTS; PROVIDES COVID-19 UPDATE

•Net income (loss) attributable to common shareholders for the first quarter 2020 of $(1.3) million, or $(0.02) per diluted share, compared to $8.8 million, or $0.11 per diluted share for the same period in 2019.

•Same property net operating income ("Same property NOI") increased 2.3% in the first quarter compared to the same period in 2019, primarily driven by a 3.9% increase in base rent. Higher rental income not probable of collection reduced Same property NOI growth by 120 basis points due to the initial impacts from the COVID-19 pandemic.

•Borrowed $225 million on the unsecured revolving line of credit and ended first quarter 2020 with $323 million in cash, cash equivalents and restricted cash.

•Temporarily suspended payment of the common dividend. Decisions regarding future dividend payments will be made quarterly based on liquidity needs and REIT taxable income distribution requirements.

NEW YORK, May 11, 2020 - RPT Realty (NYSE:RPT) (the "Company") today announced its financial and operating results for the quarter ended March 31, 2020.

"Our top priority continues to be the health and safety of all our employees and their families, our tenants and our shopping center customers,” said Brian Harper, President and CEO. “During this unprecedented time, we are inspired and grateful for the heroic efforts of all the essential workers and volunteers who are working tirelessly in the service of others to fight this pandemic, some of which are tenants at our properties. Through our tenant assistance programs and our local community charities, we are committed to finding common ground with all of our stakeholders to ensure our mutual success. Our liquidity position has never been stronger with $323 million of cash and restricted cash on hand at the end of the quarter, and we will continue to make deliberate, and at times difficult, decisions to further enhance liquidity in the face of the uncertainties created by the COVID-19 pandemic as demonstrated by our recent decisions to suspend our common dividend, reduce employee headcount and lower executive salaries. While the full extent of the impact of the COVID-19 crisis on our business is still unknown, we take great comfort that the portfolio, organizational and balance sheet improvements made before and since the pandemic began will allow us to successfully navigate the near-term disruption and position us for long-term value-creation after the pandemic has passed."

FINANCIAL RESULTS

Net income (loss) attributable to common shareholders for the first quarter 2020 of $(1.3) million, or $(0.02) per diluted share, compared to $8.8 million, or $0.11 per diluted share for the same period in 2019.

Funds from operations ("FFO") for the first quarter 2020 of $22.5 million, or $0.25 per diluted share, compared to $24.1 million, or $0.27 per diluted share for the same period in 2019.

Operating FFO for the first quarter 2020 of $23.2 million, or $0.26 per diluted share, compared to $24.0 million or $0.27 per diluted share for the same period in 2019. Operating FFO for the first quarter 2020 excludes certain net costs that totaled $0.7 million, primarily attributable to costs associated with terminated acquisitions. The change in Operating FFO was primarily driven by the contribution of a 51.5% interest in five assets into a joint venture formed in fourth quarter 2019 and the Company's non-core asset disposition program that concluded in the first quarter 2019, partially offset by higher same property NOI growth and lower interest expense.

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OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint ventures.

Same property NOI during the first quarter 2020 increased 2.3% compared to the same period in 2019. Same property NOI growth for the first quarter 2020 was primarily driven by higher base rent of 3.9%. Higher rental income not probable of collection detracted 120 basis points from Same property NOI growth due to the initial impacts from the COVID-19 pandemic.

During the first quarter 2020, the Company signed 46 leases totaling 557,874 square feet. Blended re-leasing spreads on comparable leases were 6.2% with an Annualized Base Rent ("ABR") of $12.63 per square foot. Re-leasing spreads on comparable new and renewal leases were 5.2% and 6.2%, respectively.

As of March 31, 2020, the Company had $2.1 million of signed not commenced ABR that is scheduled to commence over the next twelve months.

The table below summarizes the Company's leased rate and occupancy results at March 31, 2020, December 31, 2019 and March 31, 2019.

	March 31, 2020	December 31, 2019	March 31, 2019
Consolidated & Joint Venture Portfolio
Leased rate	94.1%	94.7%	94.8%
Occupancy	93.3%	94.3%	91.8%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.9%	97.4%	97.1%
Occupancy	96.5%	97.2%	94.7%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	87.3%	88.2%	89.6%
Occupancy	85.6%	87.4%	85.0%

BALANCE SHEET

The Company ended the first quarter 2020 with $322.8 million in cash, cash equivalents and restricted cash. At March 31, 2020, the Company had approximately $1.2 billion of consolidated debt and finance lease obligations, which resulted in a net debt to annualized proforma adjusted EBITDA ratio of 6.4x. Consolidated debt had a weighted average interest rate of 3.53% and a weighted average maturity, excluding scheduled amortization, of 5.1 years.

DISPOSITIONS

The sale of Market Plaza in Glen Ellyn, Illinois that was under contract to sell for $36 million as of February 19, 2020 was terminated by the buyer as a result of the uncertainties created by the COVID-19 pandemic.

FINANCING ACTIVITY

During the first quarter 2020, and as previously-announced, the Company borrowed $225 million on its unsecured revolving line of credit. In February, the Company entered into four interest rate swap agreements for an aggregate notional amount of $100 million with a weighted average fixed rate of 1.28% and expirations in 2024 and 2026.

DIVIDEND
In light of the disruption caused by the COVID-19 pandemic, the Board of Trustees has temporarily suspended the quarterly common dividend to retain cash. The Board of Trustees will continue to evaluate the Company’s dividend policy based upon the Company’s financial performance and economic outlook and, at a later date, intends to reinstate the quarterly common dividend in at least the amount required to continue qualifying as a REIT for U.S. federal income tax purposes.

On May 8, 2020, the Company’s Board of Trustees declared a second quarter 2020 Series D convertible preferred share dividend of $0.90625 per share. The conversion ratio of the series D preferred shares is 3.7964 as of March 21, 2020. The preferred dividend, for the period April 1, 2020 through June 30, 2020 is payable on July 1, 2020 to shareholders of record on June 20, 2020. To the extent the record date is not a business day, the shareholders of record on such date will be the same as the shareholders of record as of the end of the most recent prior business day.

2020 GUIDANCE

As announced on March 31, 2020, and in light of the continued uncertainties surrounding the impact of the COVID-19 pandemic on the economy, the Company has withdrawn all previously provided guidance for 2020 as disclosed in the Company’s fourth quarter 2019 earnings press release dated February 19, 2020.

COVID-19 UPDATE

The Company is closely monitoring the COVID-19 pandemic, including the impact on our business, our employees, our tenants, our shopping centers and our communities. The following summary is intended to provide information pertaining to the impacts of the COVID-19 pandemic on the Company’s business and management’s strategy and actions to respond to those impacts. Unless otherwise specified, the statistical and other information regarding the Company’s portfolio are estimates based on information available to the Company and includes its consolidated properties and its pro-rata share of unconsolidated joint ventures.

	Description	Categories	% of Total ABR[1]	April % Rent Collected[2]	April % Open by ABR[3]
Tier 1	Essential businesses and other less pandemic impacted businesses	Automotive, banks, convenience, dollar stores, grocers, educational electronics, home improvement, medical, office supply, pet, pharmacy, professional services, quick-service & fast casual dining, sporting goods	35.3%	83.9%	87.9%
Tier 2	Investment grade or investment grade quality tenants	Investment grade or investment grade quality tenants with strong balance sheets not in Tier 1	11.2%	78.7%	27.2%
Tier 3	Non-essential uses	Full-price apparel, book stores, health & beauty, home & furniture, personal services, non-professional services, soft goods	35.6%	42.2%	41.8%
Tier 4	Theaters, restaurants, fitness uses	Dance studios, entertainment, fitness centers, spa, full-service dining, swim schools, theaters	17.9%	24.3%	23.2%
Total			100.0%	57.8%	53.1%
1 As of March 31, 2020
2 As of May 8, 2020 and includes base rent and recoverable expense reimbursements
3 As of May 7, 2020

Portfolio
•100% of the Company’s 49 shopping centers remain open and operating.
•As of May 8, 2020, approximately 57.8% of contractual base rent and recoverable expense reimbursements were received for the month of April.

•As of May 7, 2020, approximately 53.1% of the Company’s tenants (based on ABR) were open and operating.
•As of May 7, 2020, approximately 73.3% of Tier 1 and Tier 2 tenants were open and operating and 82.7% paid April rent through May 8, 2020.
•As of May 7, 2020, approximately 48.5% of the Company’s tenants (based on ABR) requested rent relief, which the Company is evaluating on a case-by-case basis.
•As of May 7, 2020, 121 of the Company's tenants have been granted relief in the form of rent deferrals totaling $3.8 million and six tenants have been granted rent abatements totaling less than $0.1 million.
•As of March 31, 2020, 66.9% of the Company’s properties by ABR had a grocery or grocer component and over 86.6% of ABR stemmed from national or regional tenants.
Liquidity
•Borrowed $225 million on its unsecured revolving credit facility in March 2020 and ended first quarter 2020 with $323 million in cash, cash equivalents and restricted cash.
•Temporarily suspended the quarterly common dividend distribution, preserving $18 million in the second quarter 2020.
•Effected a workforce reduction and instituted temporary compensation reductions for the executive officers ranging from 10% to 20% of their annual cash base salaries. Certain executive officers also agreed to further reductions of 10% to 20% of their annual cash base salaries in exchange for restricted common shares with an equal value.
•Refinanced $710 million of debt in the fourth quarter 2019, which reduced the Company’s debt maturities through 2022 to just 8% of total debt with no debt maturities in 2020.
•Suspended acquisition and disposition activity until further notice with no transactions made since December 31, 2019, preserving $125 million of previously forecasted cash outlays.
•Suspended all new development and redevelopment project starts until further notice and currently have no committed development or redevelopment projects in progress.
•Deferred all but essential maintenance capital expenditures and leasing capital associated with signed but not commenced leases preserving $5 million in 2020 and suspended the Parkway Shops outlot expansion saving $6 million.
•Reduced expected 2020 common area maintenance property expenses by 12%, or $3 million.
Employee, Tenant and Community Support
•Moved to remote working one day a week a year ago with new supporting investments in technology.
•Mandated that all office employees work from home (WFH) starting in early March, with limited productivity impact due to the existing WFH infrastructure already in place prior to the onset of COVID-19.
•Implemented work from home wellness programs to support mental, physical and emotional health.
•Donated over 20,000 meals to support school lunch programs, at-risk populations, essential workers and nursing home employees in its local communities.
•Offering the medical community vacant spaces for storage.
•Matching employee donations to support hospital workers and volunteers.
•Created Tenant Concierge Service to provide small business tenants with direct access to a law firm that will assist in applying for governmental aid, which is paid for by the Company.
•Hosted Coronavirus Aid, Relief, and Economic Security (CARES) Act Webinars for over 200 small business tenants.
•Issuing approximately 1,500 “Retailer Kits” to our tenants including hand sanitizer, masks and gloves.
•Installing approximately 400 sanitizer wall-mounted dispensers at each of the Company’s shopping centers.

•Creating approximately 1,300 reserved parking spaces for our tenants to provide curb side pickup for their customers.
•Installing nearly 1,300 social distancing reminders and approximately 3,500 queue line markers that will create more than four miles of safe distancing lines throughout each of the Company’s shopping centers.
CONFERENCE CALL/WEBCAST:
The Company will host a live broadcast of its first quarter 2020 conference call on Tuesday, May 12, 2020 at 9:00 a.m. (ET) to discuss its financial and operating results.

Date:	Tuesday, May 12, 2020
Time:	9:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through May 19, 2020.  The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13699700.  A webcast replay will also be archived on the Company’s website for twelve months.
SUPPLEMENTAL MATERIALS
The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of March 31, 2020, our property portfolio consisted of 49 shopping centers (including five shopping centers owned through a joint venture) representing 11.9 million square feet of gross leasable area. As of March 31, 2020, the Company’s pro-rata share of the aggregate portfolio was 94.1% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Senior Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752
v

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward- looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward- looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and our tenants (including their ability to timely make rent payments), the real estate market (including the local markets where our properties are located), the financial markets and general global economy as well as the potential adverse impact on our ability to enter into new leases or renew leases with existing tenants on favorable terms or at all. The impact COVID-19 has, and will continue to have, on the Company and its tenants is highly uncertain, cannot be predicted and will vary based upon the duration, magnitude and scope of the COVID-19 pandemic as well as the actions taken by federal, state and local governments to mitigate the impact of COVID-19, including social distancing protocols, restrictions on business activities and “shelter-in- place” and “stay at home” mandates. Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets specifically; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants, which are heightened as a result of the COVID-19 pandemic; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K and our latest quarterly report on Form 10-Q, which you should interpret as being heightened as a result of the numerous and ongoing adverse impacts of COVID-19. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	March 31, 2020	December 31, 2019

ASSETS
Income producing properties, at cost:
Land	$331,265	$331,265
Buildings and improvements	1,486,031	1,486,838
Less accumulated depreciation and amortization	(360,220)	(352,006)
Income producing properties, net	1,457,076	1,466,097
Construction in progress and land available for development	40,099	42,279
Net real estate	1,497,175	1,508,376
Equity investments in unconsolidated joint ventures	130,602	130,321
Cash and cash equivalents	320,596	110,259
Restricted cash and escrows	2,248	4,293
Accounts receivable, net	23,202	24,974
Acquired lease intangibles, net	31,653	34,278
Operating lease right-of-use assets	19,064	19,222
Other assets, net	82,130	86,836
TOTAL ASSETS	$2,106,670	$1,918,559

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$1,155,176	$930,808
Finance lease obligation	926	926
Accounts payable and accrued expenses	41,826	55,360
Distributions payable	19,853	19,792
Acquired lease intangibles, net	37,650	38,898
Operating lease liabilities	18,092	18,181
Other liabilities	21,311	6,339
TOTAL LIABILITIES	1,294,834	1,070,304

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 and 120,000 shares authorized as of March 31, 2020 and December 31, 2019, respectively, and 79,969 and 79,850 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	800	798
Additional paid-in capital	1,169,929	1,169,557
Accumulated distributions in excess of net income	(455,431)	(436,361)
Accumulated other comprehensive income	(15,091)	1,819
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	792,634	828,240
Noncontrolling interest	19,202	20,015
TOTAL SHAREHOLDERS' EQUITY	811,836	848,255
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,106,670	$1,918,559

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended
	March 31,
	2020	2019
REVENUE
Rental income	$51,722	$58,358
Other property income	803	1,299
Management and other fee income	351	51
TOTAL REVENUE	52,876	59,708

EXPENSES
Real estate tax expense	8,151	9,822
Recoverable operating expense	5,979	6,681
Non-recoverable operating expense	2,277	2,490
Depreciation and amortization	20,848	19,219
Transaction costs	174	—
General and administrative expense	6,222	6,066
Insured expenses, net	60	—
TOTAL EXPENSES	43,711	44,278

OPERATING INCOME	9,165	15,430

OTHER INCOME AND EXPENSES
Other income (expense), net	353	(108)
Gain on sale of real estate	—	5,702
Earnings from unconsolidated joint ventures	256	54
Interest expense	(9,401)	(10,349)
INCOME BEFORE TAX	373	10,729
Income tax provision	(31)	(36)
NET INCOME	342	10,693
Net income attributable to noncontrolling partner interest	(8)	(250)
NET INCOME ATTRIBUTABLE TO RPT	334	10,443
Preferred share dividends	(1,675)	(1,675)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(1,341)	$8,768

EARNINGS PER COMMON SHARE
Basic	$(0.02)	$0.11
Diluted	$(0.02)	$0.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	79,909	79,744
Diluted	79,909	79,931

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended March 31,
	2020	2019
Net income	$342	$10,693
Net income attributable to noncontrolling partner interest	(8)	(250)
Preferred share dividends	(1,675)	(1,675)
Net income available to common shareholders	(1,341)	8,768
Adjustments:
Rental property depreciation and amortization expense	20,720	19,122
Pro-rata share of real estate depreciation from unconsolidated joint ventures (6)	1,412	14
Gain on sale of depreciable real estate	—	(5,702)
FFO available to common shareholders	20,791	22,202
Noncontrolling interest in Operating Partnership (1)	8	250
Preferred share dividends (assuming conversion) (2)	1,675	1,675
FFO available to common shareholders and dilutive securities	$22,474	$24,127
Transaction costs (3)	174	—
Insured expenses, net	60	—
Severance expense (4)	62	98
Executive management reorganization, net (4)(5)	—	(252)
Pro-rata share of acquisition costs from unconsolidated joint ventures (6)	617	—
Bond interest proceeds (7)	(213)	—
Operating FFO available to common shareholders and dilutive securities	$23,174	$23,973

Weighted average common shares	79,909	79,744
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (1)	1,909	1,909
Dilutive effect of restricted stock	445	187
Shares issuable upon conversion of preferred shares (2)	7,014	6,891
Weighted average equivalent shares outstanding, diluted	89,277	88,731

FFO available to common shareholders and dilutive securities per share, diluted	$0.25	$0.27

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.26	$0.27

Dividend per common share	$0.22	$0.22
Payout ratio - Operating FFO	84.6%	81.5%

(1)The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares.
(2)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earning per share in future periods.
(3)Costs associated with a terminated acquisition and a terminated disposition.
(4)Amounts noted are included in General and administrative expense.
(5)1Q19 is largely comprised of a performance award benefit related to the Company's former chief executive officer.
(6)Amounts noted are included in Earnings from unconsolidated joint ventures.
(7)Amounts noted are included in Other income (expense), net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net income available to common shareholders to Same Property Net Operating Income (NOI) at Pro-Rata

	Three Months Ended March 31,
	2020	2019
Net income available to common shareholders	$(1,341)	$8,768
Preferred share dividends	1,675	1,675
Net income attributable to noncontrolling partner interest	8	250
Income tax provision	31	36
Interest expense	9,401	10,349
Earnings from unconsolidated joint ventures	(256)	(54)
Gain on sale of real estate	—	(5,702)
Insured expenses, net	60	—
Other (income) expense, net	(353)	108
Management and other fee income	(351)	(51)
Depreciation and amortization	20,848	19,219
Transaction costs	174	—
General and administrative expenses	6,222	6,066
Pro-rata share of NOI from unconsolidated joint venture (1)	2,232	—
Lease termination fees	(141)	(149)
Amortization of lease inducements	137	96
Amortization of acquired above and below market lease intangibles, net	(1,095)	(909)
Straight-line ground rent expense	77	77
Straight-line rental income	(301)	(810)
NOI at Pro-Rata (2)	37,027	38,969
NOI from Other Investments	462	(2,306)
Same Property NOI at Pro-Rata (3)	$37,489	$36,663

(1)Represents 51.5% of the NOI from the five properties contributed to R2G Venture LLC after December 9, 2019.
(2)Includes 100.0% of the NOI from the five properties contributed to R2G Venture LLC prior to December 10, 2019 and 51.5% of the NOI from the same five properties after December 9, 2019.
(3)Includes 51.5% of the NOI from the five properties contributed to R2G Venture LLC for all periods presented.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2020		2019
Reconciliation of net income to annualized proforma adjusted EBITDA
Net income	$342		$10,693
Interest expense	9,401		10,349
Income tax provision	31		36
Depreciation and amortization	20,848		19,219
Gain on sale of depreciable real estate	—		(5,702)
Pro-rata adjustments from unconsolidated entities	1,412		14
EBITDAre	32,034		34,609

Severance expense	62		98
Executive management reorganization, net	—		(252)
Transaction costs	174		—
Pro-rata share of acquisition costs from unconsolidated entities	617		—
Insured expenses, net	60		—
Bond interest proceeds	(213)		—
Adjusted EBITDA	32,734		34,455
Proforma adjustments (1)	(337)		(1,058)
Proforma adjusted EBITDA	$32,397		$33,397
Annualized proforma adjusted EBITDA	$129,588		$133,588

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$1,155,176		$962,433
Unamortized premium	(1,767)		(2,706)
Deferred financing costs, net	3,630		2,878
Consolidated notional debt	1,157,039		962,605
Finance lease obligation	926		975
Cash, cash equivalents and restricted cash	(322,844)		(88,313)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(3,537)		—
Net debt	$831,584		$875,267

Reconciliation of interest expense to total fixed charges
Interest expense	$9,401		$10,349
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	542		654
Total fixed charges	$11,618		$12,678

Net debt to annualized proforma adjusted EBITDA	6.4	x	6.6	x
Interest coverage ratio (proforma adjusted EBITDA / interest expense)	3.4	x	3.2	x
Fixed charge coverage ratio (proforma adjusted EBITDA / fixed charges)	2.8	x	2.6	x

(1)1Q20 excludes $0.3 million benefit from the acceleration of a below market lease. 1Q19 excludes $1.1 million from dispositions. The proforma adjustments treat the activity as if they occurred at the start of each quarter.

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of depreciable property and impairment provisions on depreciable real estate or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes acquisition costs and periodic items such as gains (or losses) from sales of land and impairment provisions on land, bargain purchase gains, severance expense, executive management reorganization costs, net, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured expenses, net and R2G Venture LLC related costs that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC unconsolidated joint venture.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three months ended March 31, 2020 and 2019 represents NOI from the Company's same property portfolio consisting of 41 consolidated operating properties acquired or placed in service and stabilized prior to January 1, 2019 and five previously consolidated properties contributed to the newly formed joint venture, R2G Venture LLC, in December 2019. Same property NOI from these five properties includes 51.5% of their NOI as a consolidated property for the period January 1, 2019 through March 31, 2019 and 51.5% of their NOI as an unconsolidated property accounted for under the equity method for the period January 1, 2020 through March 31, 2020. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three months ended March 31, 2020 and 2019 represents NOI primarily from (i) properties disposed of and acquired during 2019, (ii) 48.5% of the NOI prior to December 10, 2019 from the five previously consolidated properties contributed to the R2G Venture LLC unconsolidated joint venture, (iii) Webster Place and Rivertowne Square where the Company has begun activities in anticipation of future redevelopment, (iv) certain property related employee compensation, benefits, and travel expense and (v) noncomparable operating income and expense adjustments.

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

RPT Realty
Non-GAAP Financial Definitions (continued)

EBITDAre/Adjusted EBITDA/Proforma Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 30 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when review financial information that we present on a pro-rata basis or including pro-rata adjustment.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.